Exhibit 99.1

Entorian Technologies Reports Fourth Quarter and Full Year 2009 Financial Results

Plans to Voluntarily Delist from NASDAQ Global Market, Deregister Common Stock and Move to Pink Sheets®

AUSTIN, Texas--(BUSINESS WIRE)--March 10, 2010--Entorian Technologies Inc. (NASDAQ: ENTN), a leader in rugged, mission-critical mobile and server computing solutions for use in harsh, demanding environments, today announced financial results for the fourth quarter and full year ended December 31, 2009. The company also announced that it intends to voluntarily delist its common stock from the NASDAQ Global Market (NASDAQ), as well as deregister its common stock with the Securities and Exchange Commission (SEC).

2009 Highlights:

  Achieved annual revenue of $45.1 million
  Improved gross margin to 15.1 percent, compared to a negative gross margin of 6.2 percent for 2008
  Reduced SG&A expenses to $10.6 million from $15.6 million in 2008
  Achieved GAAP net income of $0.5 million, or $0.13 per diluted share, compared to a net loss of $42.6 million, or ($10.92) per share in 2008
  Retired convertible notes outstanding at a 20 percent discount to face value, resulting in a debt-free balance sheet

Management Commentary

“During 2009, we successfully implemented a number of strategic initiatives that significantly improved our financial performance and balance sheet,” commented Stephan Godevais, Entorian’s president and CEO. “We began the year by exiting the legacy memory manufacturing business, which contributed to a significant reduction in expenses and a positive increase in gross margin. We transitioned our rugged solutions manufacturing to a lower-cost facility during the year and implemented other cost-saving measures. Collectively, these efforts contributed to a significant reduction in our operating loss compared to 2008. We also ended the year with no debt, as we retired the remaining balance of our convertible notes at a 20 percent discount, saving the company approximately $2.6 million of future principal and interest,” stated Mr. Godevais.

“Also during the year, we continued to expand our rugged computing solutions. We launched new rugged systems, along with associated peripherals, allowing our primary customer to gain market share in the rugged market worldwide. As a result of our innovative technologies and business model, these products offer key differentiators and are gaining additional traction in the marketplace. We anticipate incremental sales growth in the first quarter as more customers continue to adopt our rugged solutions,” concluded Mr. Godevais.

Delisting and Deregistration

Entorian today announced that it has submitted a formal notice to NASDAQ of its decision to voluntary delist its common stock from the NASDAQ Global Market and its intent to file a Form 25 with the SEC and NASDAQ to delist its common stock on or about March 22, 2010, with the delisting taking effect no earlier than ten days thereafter. As a result, Entorian expects that the last day of trading of its common stock on the NASDAQ Global Market will be on or about April 1, 2010. After the Form 25 is effective, Entorian also intends to terminate the registration of its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934 by filing a Form 15 with the SEC on or about April 2, 2010. The company is eligible to voluntarily deregister because it has fewer than 300 stockholders of record. The company anticipates that its common stock will be quoted on the Pink Sheets®, an electronic quotation service for over-the-counter securities, and the company intends to continue to provide information to its stockholders and to take such actions within its control to enable its common stock to be quoted in the Pink Sheets so that its stockholders will have a place to trade their shares. There is no guarantee, however, that a broker will continue to make a market in the company’s common stock and that trading of the company’s common stock will continue on the Pink Sheets or otherwise.

Entorian expects that the deregistration of its common stock will become effective 90 days after the date of filing the Form 15 with the SEC. However, Entorian’s reporting obligations to file certain reports with the SEC, including Forms 10-Q and 8-K, will be immediately suspended upon filing the Form 15. Other filing requirements will terminate upon effectiveness of deregistration. The company expects to file its 2009 Annual Report on Form 10-K and Proxy Statement on or before March 31, 2010.

The Special Committee of Entorian’s Board of Directors recommended that the Board take this action after careful consideration because it believes that the burdens associated with operating as a registered public company outweigh any advantage to the company and its stockholders at this time. The directors believe that this action is in the overall best interests of the company and its stockholders.

The directors considered numerous factors, including the costs of preparing and filing periodic reports with the SEC; eliminating significant legal, audit and other costs associated with being a reporting company, including the substantial costs and demands on management time relating to the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and NASDAQ listing standards; the limited nature and extent of current trading, and the lack of analyst coverage and minimal liquidity, of the company’s common stock. In addition, on March 1, 2010, the company received a notice from NASDAQ that the company is in violation of the minimum market value of publicly held shares required for continued inclusion on the NASDAQ Global Market. The company is joining an increasing number of public companies that are choosing to deregister because of these issues, and the company’s board of directors believes that its stockholders are better served by deregistration, which will significantly reduce the burden on the company’s limited resources.

Full Year 2009 Financial Results

For the full year 2009, total revenue was $45.1 million, including $39.7 million of product revenue associated with the company’s rugged technology solutions, $3.4 million of product revenue and $2.0 million of license revenue from the memory solutions business. This compares to total revenue of $55.9 million in 2008, consisting of $31.8 million related to the company’s memory solutions business and $24.1 million from the rugged technology solutions business.

Gross profit was $6.8 million, or 15.1 percent of revenue, compared to a loss of $3.4 million, or a negative gross margin of 6.2 percent, in the prior year. Non-GAAP gross profit was $9.3 million, or 20.7 percent of revenue, compared to $4.6 million, or 8.3 percent of revenue, in 2008. The 2009 non-GAAP gross profit excludes charges related to the amortization of acquisition intangibles and stock-based compensation totaling approximately $2.5 million, compared to $8.1 million in 2008.

Operating loss improved to $14.7 million in 2009, compared to a loss of $44.2 million in 2008. On a non-GAAP basis, the operating loss improved to $11.0 million, compared to a non-GAAP operating loss of $19.8 million in 2008. The non-GAAP operating losses exclude charges related to the amortization and impairment of acquisition intangibles and stock-based compensation totaling approximately $3.7 million in 2009 and $24.4 million in 2008.

GAAP net income was $0.5 million, or $0.13 per diluted share, compared to a net loss of $42.6 million, or ($10.92) per diluted share, in 2008. Excluding non-cash charges for stock-based compensation of $1.3 million and amortization and impairment of acquisition intangibles of $2.4 million, the non-GAAP net income for 2009 was $4.2 million, or $1.07 per share. This compares to a non-GAAP net loss of $18.2 million, or ($4.67) per share, in 2008. The historical per share loss amounts have been adjusted to reflect the company’s 1-for-12 reverse stock split on October 30, 2009. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables following the text of this press release.

During the fourth quarter of 2009, the company received approximately $7.7 million as a claimant in the class action antitrust litigation entitled In Re Dynamic Random Access Memory (DRAM) Antitrust Litigation. The company also recorded an income tax benefit of $5.4 million during the fourth quarter, primarily associated with a federal tax refund related to the Worker, Homeownership, and Business Assistance Act of 2009. Enacted by Congress in November of 2009, this legislation allowed the company to carry back its 2008 taxable losses to years not previously available. Finally, the company recorded a gain of $2.0 million associated with the early retirement of convertible notes originally due in December 2010.

Fourth Quarter 2009 Financial Results

Total revenue for the fourth quarter was $12.5 million, including $11.9 million of product revenue associated with the company’s rugged technology solutions and $0.6 million in memory license revenue. This compares to total revenue of $11.8 million in the third quarter of 2009, which included $11.2 million of rugged technology product revenue and $0.6 million in memory license revenue.

In accordance with GAAP, gross profit for the fourth quarter of 2009 was $1.6 million, or 12.7 percent of revenue, compared to $1.3 million, or 10.6 percent, in the previous quarter. On a non-GAAP basis, gross margin was 17.7 percent in the fourth quarter of 2009, compared to 16.0 percent in the previous quarter.

On a GAAP basis, total operating expenses in the fourth quarter of 2009 were $4.3 million, compared to $4.4 million in the previous quarter. SG&A and R&D each represented approximately 17 percent of net revenue, including stock-based compensation expense of $0.3 million, compared to SG&A of 21 percent and R&D of 16 percent in the previous quarter. On a non-GAAP basis, total operating expenses for the fourth quarter of 2009 were $4.0 million, compared to $4.1 million in the previous quarter.

Fourth quarter GAAP net income was $12.5 million, or $3.18 per diluted share, compared to a net loss in the previous quarter of $3.3 million, or ($0.84) per share. The fourth quarter GAAP net income includes the three adjustments set forth above.

Excluding non-cash charges for stock-based compensation of $0.3 million and amortization of acquisition intangibles totaling $0.6 million, non-GAAP net income for the fourth quarter was $13.4 million, or $3.41 per diluted share, compared to the non-GAAP net loss of $2.3 million, or ($0.59) per share, in the previous quarter. As noted above, the historical per share loss amounts have been adjusted to reflect the company’s 1-for-12 reverse stock split on October 30, 2009. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables following the text of this press release.

Cash, cash equivalents and investments on December 31, 2009 were $8.9 million, compared to $11.2 million on September 30, 2009. On March 9, 2010, the company received tax refunds of $6.3 million, which included the tax refund referenced above, as well as an amount attributable to the company’s 2008 taxable losses. Inventory as of December 31, 2009 was $8.5 million, compared to $7.6 million in the previous quarter. Accounts receivable was $12.2 million, compared to $16.6 million in the previous quarter.

Business Outlook

“We begin 2010 with a stronger operational foundation and remain cautiously optimistic about our business and the economy. We are focused on expanding our rugged computing solutions business, in particular in the large enterprise and small business segments, to complement the strength we have achieved in the public sector. We enter the new year with significantly lower cash consumption and anticipate additional reductions in operating expenses in order to preserve cash. In addition, we continue to seek ways to monetize our assets and intellectual property to further strengthen our balance sheet. We believe that these efforts, combined with the further development of our rugged technology solutions with our large OEM customer and the expansion of our business in additional target markets, will contribute to further improvements in our operating performance in the coming year,” concluded Mr. Godevais.

Cautionary Language

This press release contains forward-looking statements. These statements are generally accompanied by words such as “expect,” “believe,” and similar expressions. These statements include our expectation regarding incremental sales growth in the first quarter; our expectation that we will delist from NASDAQ and deregister from the SEC; our expectation that our common stock will be quoted on the Pink Sheets; our intent to continue to provide information to our stockholders and to take such actions within our control to enable our common stock to be quoted in the Pink Sheets; the belief of our directors that the burdens associated with operating as a registered public company outweigh any advantage to the Company and our stockholders at this time, and that deregistering and delisting are in the overall best interests of the Company and our stockholders; our directors’ belief that our stockholders are better served by deregistration, which will reduce the burden on the Company’s limited resources; and our belief that our current efforts, combined with the further development of our rugged technology solutions with our large OEM customer and the expansion of our business in additional target markets, will contribute to further improvements in our operating performance in the coming year. We do not have sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, the risk of a change in our relationship with our OEM customer with which we have an exclusive sales and marketing agreement regarding certain ruggedized computer notebook products; a change in the efforts by our OEM customer to sell our rugged computing products; the timing and volume of sales of our products by our OEM customer; a shortage of critical parts, which could negatively impact our ability to fulfill orders; fluctuating demand for, and life cycles of, our products; inconsistency in forecasts provided to us by our largest customer, resulting in increased inventory exposure as we build to our customer’s current forecast; operational risks from our reliance on suppliers, subcontractors and third-party manufacturers for the production of ruggedized products; risks related to product liability and warranty claims in the event our products do function according to specification or include defective parts; the risk that we will not realize anticipated benefits and/or cost savings from the deregistration of our common stock; the risk that deregistration of our common stock will not beneficially affect our operations, financial condition or stockholder value; the risk that our deregistration process will not be completed in the timeframe mentioned above; the risk that broker-dealers may not make a market in our securities; the risk that third parties may bring legal actions against us or our officers and directors for these actions; a failure by us to develop new products that are successfully qualified and utilized by customers; our ability to manufacture and ship products within a particular reporting period; the risk that foreign or domestic manufacturers develop products that compete successfully with our own on cost or other functionality; our ability to enforce our intellectual property rights or to defend claims that we infringe the intellectual property rights of others, and the significant costs to us of related litigation; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for our products; risks associated with budget constraints of federal, state and local governments that could negatively impact sales of our ruggedized products; risks associated with the failure of our ruggedized products to meet the military specification MIL-STD-810F; the risks of seasonality, to which we are subject; and the risks associated with our dependence on a few key personnel to manage our business effectively.

For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 12, 2009. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income, operating loss, operating expense, gross profit, gross margin and earnings per diluted share on a basis excluding non-cash charges for stock-based compensation and amortization and impairment of acquisition intangibles. Details of these excluded items are presented in one of the tables below, which reconcile the GAAP results to non-GAAP financial measurements described in this press release. Entorian has chosen to provide non-GAAP financial measurements to investors because it believes that excluding certain charges represents a better basis for the comparison of its current results to the results of its peer companies. In addition, the company believes that it provides a means to highlight the results of core ongoing operations to investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

About Entorian Technologies

Entorian Technologies Inc. (NASDAQ: ENTN) is a leader in rugged, mission-critical mobile and server computing solutions for use in harsh, demanding environments through its subsidiary, Augmentix Corporation. Its Augmentix-produced servers and mobile products combine best‐in‐class technologies and standardized components from industry leader Dell, with proven ruggedization methods from Augmentix. These rugged systems are environmentally robust and technologically advanced. For more information, go to www.entorian.com and www.augmentix.com.

Entorian is a trademark of Staktek Group LP and Augmentix is a trademark of Augmentix Corporation.

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2009	2009	2008
Revenue:
Product	$11,904	$11,237	$19,855
License	578	551	28
Total revenue	12,482	11,788	19,883
Cost of revenue:
Product (1)	10,270	9,908	17,401
Amortization of acquisition intangibles	626	626	906
Impairment of acquisition intangibles and fixed assets	-	-	590
Total cost of revenue	10,896	10,534	18,897
Gross profit	1,586	1,254	986
Operating expenses:
Selling, general and administrative (1)	2,146	2,509	4,089
Research and development (1)	2,181	1,937	2,960
Restructuring	(76)	(133)	2,743
Provision for doubtful accounts	85	107	25
Amortization of acquisition intangibles	-	23	52
Goodwill impairment	-	-	4,084
Total operating expenses	4,336	4,443	13,953
Loss from operations	(2,750)	(3,189)	(12,967)
Other income (expense):
Gain on debt extinguishment	2,012	-	-
Gain on litigation settlement	7,718	-	-
Interest income	19	34	154
Interest expense	(118)	(156)	(107)
Other	159	53	(248)
Total other income (expense), net	9,790	(69)	(201)
Income (loss) before income taxes	7,040	(3,258)	(13,168)
Provision (benefit) for income taxes	(5,483)	2	(36)
Net income (loss)	$12,523	$(3,260)	$(13,132)
Income (loss) per share:
Basic	$3.22	$(0.84)	$(3.36)
Diluted	$3.18	$(0.84)	$(3.36)
Shares used in computing income (loss) per share:
Basic	3,890	3,897	3,904
Diluted	3,937	3,897	3,904

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$3	$5	$45
Selling, general and administrative expense	219	251	597
Research and development expense	70	66	92
	$292	$322	$734

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2009	2008
Revenue:
Product	$43,011	$52,494
License	2,047	3,377
Total revenue	45,058	55,871
Cost of revenue:
Product (1)	35,770	51,557
Amortization of acquisition intangibles	2,503	3,067
Impairment of acquisition intangibles and fixed assets	-	4,687
Total cost of revenue	38,273	59,311
Gross profit (loss)	6,785	(3,440)
Operating expenses:
Selling, general and administrative (1)	10,587	15,613
Research and development (1)	8,410	7,446
Restructuring	2,227	3,149
Provision for doubtful accounts	288	589
Amortization of acquisition intangibles	94	570
Impairment of acquisition intangibles	-	4,312
Goodwill impairment	(159)	9,036
Total operating expenses	21,447	40,715
Loss from operations	(14,662)	(44,155)
Other income (expense):
Gain on debt extinguishment	2,012	-
Gain on litigation settlement	7,718	-
Interest income	173	1,230
Interest expense	(590)	(308)
Other	408	(185)
Total other income, net	9,721	737
Loss before income taxes	(4,941)	(43,418)
Benefit for income taxes	(5,445)	(831)
Net income (loss)	$504	$(42,587)
Income (loss) per share:
Basic	$0.13	$(10.92)
Diluted	$0.13	$(10.92)
Shares used in computing income (loss) per share:
Basic	3,900	3,900
Diluted	3,923	3,900

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$19	$309
Selling, general and administrative expense	938	1,953
Research and development expense	281	431
	$1,238	$2,693

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2009	2009	2008
GAAP loss from operations	$(2,750)	$(3,189)	$(12,967)
Non-GAAP adjustments:
Amortization of acquisition intangibles	626	649	958
Impairment of acquisition intangibles and fixed assets	-	-	590
Goodwill impairment	-	-	4,084
Stock-based compensation expense	292	322	734
Total non-GAAP adjustments	918	971	6,366
Non-GAAP loss from operations	$(1,832)	$(2,218)	$(6,601)

GAAP net income (loss)	$12,523	$(3,260)	$(13,132)
Total non-GAAP adjustments affecting income from operations	918	971	6,366
Tax adjustment*	-	-	(35)
Non-GAAP net income (loss)	$13,441	$(2,289)	$(6,801)

Shares used in calculating non-GAAP diluted income (loss) per share	3,937	3,897	3,904

Non-GAAP diluted income (loss) per share	$3.41	$(0.59)	$(1.74)

* The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

	Year Ended
	Dec. 31,	Dec. 31,
	2009	2008
GAAP loss from operations	$(14,662)	$(44,155)
Non-GAAP adjustments:
Amortization of acquisition intangibles	2,597	3,637
Impairment of acquisition intangibles and fixed assets	-	8,999
Goodwill impairment	(159)	9,036
Stock-based compensation expense	1,238	2,693
Total non-GAAP adjustments	3,676	24,365
Non-GAAP loss from operations	$(10,986)	$(19,790)

GAAP net income (loss)	$504	$(42,587)
Total non-GAAP adjustments affecting income from operations	3,676	24,365
Non-GAAP net income (loss)	$4,180	$(18,222)

Shares used in calculating non-GAAP diluted income (loss) per share	3,923	3,900

Non-GAAP diluted income (loss) per share	$1.07	$(4.67)

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	Dec. 31,	Dec. 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,862	$15,651
Investments	7,046	1,639
Accounts receivable, net of allowances of $86 in 2009 and $597 in 2008	12,195	5,256
Inventories	8,480	5,018
Prepaid expenses	310	510
Income tax recoverable	7,221	1,571
Deferred tax asset	279	271
Other current assets	371	1,592
Total current assets	37,764	31,508
Property, plant and equipment, net	3,290	4,439
Long-term investments	-	7,337
Other intangibles, net	8,061	10,611
Other assets	72	81
Total assets	$49,187	$53,976

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,250	$4,995
Accrued compensation	219	1,951
Accrued liabilities	1,338	1,535
Total current liabilities	12,807	8,481
Other accrued liabilities	37	180
Deferred tax liabilities	269	170
Convertible notes payable	-	3,847
Related party convertible notes payable	-	6,805

Stockholders' equity:
Capital stock	150,662	149,428
Treasury stock	(25,982)	(25,850)
Accumulated other comprehensive loss	-	26
Accumulated deficit	(88,606)	(89,111)
Total stockholders' equity	36,074	34,493
Total liabilities and stockholders' equity	$49,187	$53,976

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF ADDITIONAL GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands; unaudited)

	Quarter Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2009	2009	2008
Gross profit	$1,586	$1,254	$986
Non-GAAP adjustments:
Amortization of acquisition intangibles	626	626	906
Impairment of acquisition intangibles	-	-	590
Stock-based compensation	3	5	45
Non-GAAP gross profit	$2,215	$1,885	$2,527

Total revenue	$12,482	$11,788	$19,883

Non-GAAP gross margin percentage	18%	16%	13%

Operating expenses	$4,336	$4,443	$13,953
Non-GAAP adjustments:
Amortization of acquisition intangibles	-	23	52
Goodwill impairment	-	-	4,084
Stock-based compensation	289	317	689
Non-GAAP operating expenses	$4,047	$4,103	$9,128

Selling, general and administrative expense	$2,231	$2,616	$4,089
Non-GAAP adjustments:
Stock-based compensation	219	251	597
Non-GAAP selling, general and administrative expense	$2,012	$2,365	$3,492

Non-GAAP SG&A as a percentage of total revenue	16%	20%	18%

Research and development expense	$2,181	$1,937	$2,960
Non-GAAP adjustments:
Stock-based compensation	70	66	92
Non-GAAP research and development expense	$2,111	$1,871	$2,868

Non-GAAP R&D as a percentage of total revenue	17%	16%	14%

CONTACT:
Company Contact:
Entorian Technologies Inc.
Kirk Patterson, 512-334-0111
Senior Vice President and CFO
investors@entorian.com
or
Investor Contact:
Shelton Investor Relations
For Entorian Technologies Inc.
Beverly Twing, 972-239-5119 x 126
btwing@sheltongroup.com